Exhibit 10(c)

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is made and entered into as of September 22, 2008 by and between WD-40 Company, a Delaware corporation (“Borrower”), and UNION BANK OF CALIFORNIA, N.A., a national banking association (“Bank”).

SECTION 1. THE CREDIT

1.1 CREDIT FACILITIES

1.1.1 The Revolving Loan. Bank will loan to Borrower an amount not to exceed Ten Million Dollars ($10,000,000) outstanding in the aggregate at any one time (the “Revolving Loan”). The proceeds of the Revolving Loan shall be used for Borrower’s general working capital purposes. Borrower may borrow, repay and reborrow all or part of the Revolving Loan in amounts of not less than One Hundred Thousand Dollars ($100,000) in accordance with the terms of the Revolving Note (defined below). All borrowings of the Revolving Loan must be made before October 3, 2011, at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by Bank’s standard form of commercial promissory note (the “Revolving Note”). Bank shall enter each amount borrowed and repaid in Bank’s records and such entries shall be deemed correct, except upon a showing of a manifest error. Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

1.2 Terminology. The following words and phrases, whether used in their singular or plural form, shall have the meanings set forth below:

“GAAP” means generally accepted accounting principles and practices consistently applied. Accounting terms used in this Agreement but not otherwise expressly defined have the meanings given them by GAAP.

“L/C” means the Commercial L/Cs or the Standby L/Cs, or both, as the context may require.

“Lien” means any voluntary or involuntary security interest, mortgage, pledge, claim, charge, encumbrance, title retention agreement, or third party interest, covering all or any part of the property of Borrower or any Guarantor.

“Loan” means all the credit facilities described above.

“Loan Documents” means this Agreement, the Note, and all other documents, instruments and agreements required by Bank and executed in connection with this Agreement, the Note, the Loans, and with all other credit facilities from time to time made available to Borrower by Bank.

“Note” means all the promissory notes described above.

1.4 Prepayment. The Loan may be prepaid in full or in part but only in accordance with the terms of the Note, and any such prepayment shall be subject to any prepayment fee provided for therein. In the event of a principal prepayment on any term indebtedness, the amount prepaid shall be applied to the scheduled principal installments due in the reverse order of their maturity on the Loan being prepaid.

1.5 Interest. The unpaid principal balance of the Loan shall bear interest at the rate or rates provided in the Note.

1.6 Balances. Borrower shall maintain its major depository accounts with Bank until all obligations of Borrower to Bank under the Loan Documents have been paid in full.

1.7 Disbursement. Bank shall disburse the proceeds of the Loan as provided in Bank’s standard form Authorization(s) to Disburse executed by Borrower.

SECTION 2. CONDITIONS PRECEDENT

Bank shall not be obligated to disburse all or any portion of the Loans unless at or prior to the time of each such disbursement, the following conditions have been fulfilled to Bank’s satisfaction:

2.1 Compliance. Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with, and shall have executed and delivered to Bank the Note and all other Loan Documents.

2.2 Authorization to Obtain Credit. Borrower shall have provided Bank with an executed copy of Bank’s form Authorization to Obtain Credit and certified copies of resolutions duly adopted by Borrower’s board of directors and in form satisfactory to Bank, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents. Such resolutions shall also designate the persons who are authorized to act on Borrower’s behalf in connection with this Agreement to do the things required of Borrower pursuant to this Agreement.

2.3 Continuing Compliance. At the time any disbursement is to be made and immediately thereafter, there shall not exist any Event of Default (as hereinafter defined) or any event, condition, or act which with notice or lapse of time, or both, would constitute an Event of Default.

SECTION 3. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that:

3.1 Organization and Qualification. Borrower is duly organized and existing under the laws of the state of its organization, is duly qualified and in good standing in any jurisdiction where such qualification is required, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

3.2 Power and Authorization. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all other Loan Documents. This Agreement and all things required by this Agreement and the other Loan Documents have been duly authorized by all requisite action of Borrower.

3.3 Authority to Borrow. The execution, delivery and performance of this Agreement, the Note and all other Loan Documents are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

3.4 Compliance with Laws. Borrower is in compliance with all applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower.

3.5 Title. Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all property reflected in its financial statements delivered to Bank and to all property acquired by Borrower since the date of said financial statements, free and clear of all material Liens, except Liens specifically referred to in said financial statements.

3.6 Financial Statements. Borrower’s financial statements, including both a balance sheet at May 31, 2008, together with supporting schedules, and an income statement for the Nine (9) months ended May 31, 2008, have heretofore been furnished to Bank, are true and complete, and fairly represent Borrower’s financial condition for the period covered thereby. Since May 31, 2008, there has been no material adverse change in Borrower’s financial condition or operations.

3.7 Litigation. There is no litigation or proceeding pending or threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner or result in liability in excess of Borrower’s insurance coverage.

3.8 ERISA. Borrower’s defined benefit pension plans (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

3.9 Regulation U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and, except as may be expressly agreed to and documented between Borrower and Bank, none of the proceeds of the Loan will be used directly or indirectly for such purpose.

3.10 No Event of Default. Borrower is not now in default in the payment of any of its material obligations, and there exists no Event of Default, and no condition, event or act which with notice or lapse of time, or both, would constitute an Event of Default.

3.11 Continuing Representations and Warranties. The foregoing representations and warranties shall be considered to have been made again at and as of the date of each and every Loan disbursement and shall be true and correct as of each such date.

SECTION 4. AFFIRMATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

4.1 Use of Proceeds. Borrower will use the proceeds of the Loan only as provided in Section 1 above.

4.2 Payment of Obligations. Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof; provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

4.3 Maintenance of Existence. Borrower will maintain and preserve its existence, its assets, and all rights, franchises, licenses and other authority necessary for the conduct of its business, and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times, visit and inspect any of Borrower’s properties.

4.4 Records. Borrower will keep and maintain full and accurate accounts and records of its operations in accordance with GAAP.

4.5 Information Furnished. Borrower will furnish to Bank:

(a) Within forty-five (45) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, its unaudited balance sheet as of the close of such fiscal quarter, its unaudited income and expense statement with supportive schedules, and its statement of retained earnings for that fiscal quarter, all prepared in accordance with GAAP.

(b) Within one hundred twenty (120) days after the close of each fiscal year, a copy of its statement of financial condition including at least its balance sheet as of the close of such fiscal year and its income and expense statement, and its retained earnings statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with GAAP along with any management letter provided by such accountants.

(c) Within forty-five (45) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, a certification of compliance with all covenants under this Agreement, executed by Borrower’s duly authorized officer, in form acceptable to Bank.

(d) Within one hundred twenty (120) days after the close of each fiscal year, a certification of compliance with all covenants under this Agreement, executed by Borrower’s duly authorized officer, in form acceptable to Bank.

(e) Prompt written notice to Bank of any Event of Default or breach under any of the terms or provisions of this Agreement or any other Loan Document, any litigation which would have a material adverse effect on Borrower’s financial condition, and any other matter which has resulted in, or is likely to result in, a material adverse change in Borrower’s financial condition or operations.

(f) Prior written notice to Bank of any change in Borrower’s officers and other senior management, Borrower’s name or state of organization, and the location of Borrower’s assets.

(g) Within fifteen (15) days after Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction (as defined in ERISA) has occurred with respect to any defined benefit pension plan of Borrower, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

(h) Such other financial statements and information as Bank may reasonably request from time to time.

4.6 Consolidated Net Worth. Borrower will at all times maintain Consolidated Net Worth of not less than One Hundred Four Million Three Hundred Thousand Dollars ($104,300,000) increasing by Twenty-Five percent (25%) of Borrower’s consolidated net profit after taxes for each fiscal quarter ending on or after August 31, 2008. “Consolidated Net Worth” means Borrower’s consolidated net worth increased by any indebtedness subordinated to Bank.

4.7 Consolidated Debt to EBITDA. Borrower will at all times maintain a ratio of consolidated total funded debt to consolidated EBITDA of not greater than 2.25:1.0. “Consolidated EBITDA” means consolidated earnings before interest, taxes, depreciation and amortization for the twelve (12) month period immediately preceding the date of calculation.

4.8 Consolidated Fixed Charge Coverage Ratio. Borrower will maintain a ratio of Consolidated EBITDAR minus capital expenditures and cash income taxes to Consolidated Fixed Charges of not less than 1.2:1.0 as of the close of each fiscal quarter. “Consolidated EBITDAR” means Consolidated EBITDA plus rent expense for twelve (12) month period immediately preceding the date of calculation. “Consolidated Fixed Charges” means cash paid for interest, rent and debt principal payments, on a consolidated basis, for the twelve (12) month period immediately preceding the date of calculation.

4.9 Insurance. Borrower will keep all of its insurable property, whether real, personal or mixed, adequately insured by good and responsible companies against fire and such other risks for damages to persons and property as are customarily insured against by companies conducting similar business with respect to like properties. Borrower will maintain adequate worker’s compensation insurance.

4.10 Additional Requirements. Upon Bank’s demand, Borrower will promptly take such further action and execute all such additional documents and instruments in connection with this Agreement and the other Loan Documents as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

4.11 Litigation and Attorneys’ Fees. Upon Bank’s demand, Borrower will promptly pay to Bank reasonable attorneys’ fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff, and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement and the other Loan Documents. If any judicial action, arbitration or other proceeding is commenced, only the prevailing party shall be entitled to attorneys’ fees and court costs.

4.12 Bank Expenses. Upon Bank’s request, Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications to any Loan Documents, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys’ fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

SECTION 5. NEGATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

5.1 Borrowings. Borrower will not sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution at face value for deposit or collection purposes only, and without any fees other than the financial institution’s normal fees for such services. Borrower will not borrow any money, become contingently liable to borrow money, or enter any agreement to directly or indirectly obtain borrowed money, except pursuant to agreements with Bank.

5.2 Sale of Assets, Liquidation or Merger. Borrower will not liquidate, dissolve or enter into any consolidation, merger, partnership or other combination, or convey, sell or lease all or the greater part of its assets or business, or purchase or lease all or the greater part of the assets or business of another.

5.3 Loans, Advances and Guaranties. Borrower will not, except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, or pledge its credit or properties.

5.4 Investments. Borrower will not purchase the debt or equity of another except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations, and commercial paper issued by corporations with the top ratings of Moody’s or Standard & Poor’s, provided that all such permitted investments shall mature within one year of purchase.

5.5 Payment of Dividends. Borrower will not declare or pay any dividends or share repurchases, or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding which exceeds in the aggregate for any fiscal quarter Forty Seven Million Seven Hundred Thousand Dollars ($47,700,000) plus Seventy Five percent (75%) of Borrower’s net profit after taxes for each quarter beginning September 1, 2007.

5.6 Redemption of Stock. Borrower will not redeem or retire any share of its capital stock for value.

5.7 Affiliate Transactions. Borrower will not transfer any property to any affiliate, except for value received in the normal course of business and for an amount, including any management or service fee(s), as would be conducted and charged with an unrelated or unaffiliated entity. Borrower will not pay any management fee or fee for services to any affiliate without Bank’s prior written consent.

SECTION 6. EVENTS OF DEFAULT

The occurrence of any of the following events (“Events of Default”) shall terminate any obligation of Bank to make or continue the Loan and shall automatically, unless otherwise provided under the Note, make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

6.1 Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or on any amounts owing under any of the Loan Documents.

6.2 Any default shall occur under the Note.

6.3 Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents.

6.4 Any guaranty or subordination agreement required hereunder shall be breached or becomes ineffective, or any Guarantor or subordinating creditor shall die, disavow or attempt to revoke or terminate such guaranty or subordination agreement.

SECTION 7. GENERAL PROVISIONS

7.1 Additional Remedies. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person or entity including but not limited to Bank’s rights of setoff and banker’s lien.

7.2 Nonwaiver. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

7.3 Inurement. The benefits of this Agreement and the other Loan Documents shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower, but any attempted assignment by Borrower without Bank’s prior written consent shall be null and void.

7.4 Applicable Law. This Agreement and the other Loan Documents shall be governed by and construed according to the laws of the State of California.

7.5 Severability. Should any one or more provisions of this Agreement or any other Loan Document be determined to be illegal or unenforceable, all other provisions of such document shall nevertheless be effective.

7.6 Controlling Document. In the event of any inconsistency between the terms of this Agreement and any other Loan Document, the terms of the other Loan Document shall prevail.

7.7 USA Patriot Act Notice. Bank is subject to the USA Patriot Act and hereby notifies Borrower that pursuant to the requirements of that Act, Bank is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with that Act.

7.8 Construction. The section and subsection headings herein are for convenient reference only and shall not limit or otherwise affect the interpretation of this Agreement.

7.9 Amendments. This Agreement may be amended only in writing signed by all parties hereto.

7.10 Counterparts. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but all such counterparts when taken together, shall constitute one and the same agreement.

7.11 Notices. Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the parties at their respective addresses and shall be considered to have been validly given (a) upon delivery, if delivered personally, (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service, (c) on the next business day, if sent by overnight courier service of recognized standing, or (d) upon telephoned confirmation of receipt, if telecopied or e-mailed. The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

7.12 Integration Clause. Except for the other Loan Documents, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan, and all prior oral or written communications between Borrower and Bank shall be of no further effect or evidentiary value.

THIS AGREEMENT is executed on behalf of the parties by their duly authorized representative(s) as of the date first above written.

WD-40 COMPANY

By:	/s/ GARRY O. RIDGE
Garry O. Ridge, President / CEO

By:	/s/ JAY REMBOLT
Jay Rembolt, Vice President / CFO

Address:

WD-40 Company
1061 Cudahy Place
San Diego, CA 92110

Mailing Address:

WD-40 Company
P.O. Box 80607
San Diego, CA 92138-0607

Telecopier: 619.275.5823
Telephone: 619.275.9316

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ GLENN A. FORTIN
Glenn A. Fortin, Vice President

By:	/s/ PAUL MOYER
Paul Moyer, Vice President

Address:
Union Bank of California
San Diego Corporate Banking
530 B Street, Fourth Floor
San Diego, CA 92101

Telecopier: 619.230.3766
Telephone: 619.230.3380